UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2013

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On October 22, 2013, Synageva BioPharma Corp. (“Synageva”) and RP Gateway, LLC (the “Landlord”) entered into a lease agreement (the “Lease”) under which Synageva will lease from the Landlord approximately twelve acres of land located in Oconee County, Georgia, including two to-be-constructed buildings containing approximately 35,000 square feet each (the “Premises”) for future additional manufacturing facilities.

Synageva will occupy the Premises in stages as construction is completed. Synageva currently anticipates that it will begin occupying a portion of the Premises in February 2014.

The initial term of the Lease is approximately 124-months from commencement date of the lease, which is currently expected in February 2014. The initial rent for the Premises beginning in the fifth month following the date on which the Landlord’s construction of the buildings on the Premises will be $36,167 per month plus certain operating expenses and taxes. Synageva has an option to extend the Lease for two successive periods of five years.

Synageva has the right to terminate the Lease if the Landlord fails to satisfy certain conditions relating to the ownership and development of the Premises.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Synageva and Alicia Secor have agreed that Ms. Secor will depart the Company. The Company and Ms. Secor have agreed on separation terms that include confidentiality, non-competition, severance and certain other benefits. The separation is effective as of October 23, 2013.

Item 8.01.    Other Events.

Dr. Ulrich (Uli) Goldmann, will be joining Synageva on November 11, 2013 as Senior Vice President of Global Market Access and Medical Affairs. Dr. Goldmann’s experience includes serving as Senior Vice President of Global Medical Operations at Genzyme, a Sanofi company, Vice President and Head of Global Medical Affairs at Novartis and as Group Vice President of the Global Pharmaceutical Business at Schering Plough.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: October 24, 2013